Exhibit 99.2

GTSI Announces Executive Officer Changes

James Leto to join GTSI as President and Chief Executive Officer

Chantilly, Virginia, February 16, 2006 – GTSI Corp. (NASDAQ: GTSI), a leading information technology solutions provider to the government market, today announced that the Board of Directors has named Mr. James “Jim” J. Leto, age 61, as the Company’s President and Chief Executive Officer (CEO).  In addition, Dendy Young will maintain his position as Chairman of the Board.

“These changes are designed to strengthen the operating and governance structure of our company. Separating the roles of the Chairman of the Board and the Chief Executive Officer is considered an essential corporate governance best practice. The change will also strengthen our senior management team as we position the company for future growth,” said Mr. Young. “I look forward to focusing my efforts as Chairman of the Board of Directors to help shape strategy and alignment of the business.  I am confident that Jim and our team are fully capable of fulfilling GTSI’s mission to serve our government customer.”

“I am grateful to the Board and Dendy for selecting me to lead GTSI on a day-to-day basis.  I am looking forward to building on the previous successes of GTSI,” said Mr. Leto.  “The men and women of GTSI who represent our partners to our government customers are ready to accept the challenge of delivering outstanding customer service.”

Mr. Leto will take over as President and CEO immediately and he will maintain his seat on the Board of Directors.

Mr. Leto joins GTSI after serving as CEO of the program management consulting firm Robbins-Gioia.  Prior to Robbins-Gioia he served as Chairman and CEO of PRC, a $900 million science and technology firm.

Additionally, Leto served in a series of increasingly responsible positions at AT&T over the course of 23 years. In one capacity at AT&T, Leto served as vice president and general manager of the newly formed Federal Computer Systems Division, where he established a major presence for the company’s computer systems and system integration capabilities.

Additional details on these actions and a complete update on GTSI’s year-end results will be available on or about March 7th when the company will release financial results. A conference call notice will be sent approximately two weeks prior to the call date.

About GTSI Corp.

GTSI Corp. is the leading information technology product and solutions provider, combining best of breed products and services to produce solutions that meet government’s evolving needs. For more than two decades, GTSI has focused exclusively on Federal, State, and Local government customers worldwide, offering a broad range of products and services, an extensive contract portfolio, flexible financing options, global integration and worldwide distribution. GTSI’s Lines of Business incorporate certified experts and deliver exceptional solutions to support government’s critical transformation efforts.  Additionally, GTSI focuses on systems integrators on behalf of government programs. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at www.GTSI.com/About.

GTSI Contact:
Paul Liberty
703.502.2540
paul.liberty@gtsi.com

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